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The following is a transcript of remarks made during the quarterly earnings conference call held by SunCoke Energy Partners, L.P. (“SXCP”) held at 12:00 noon EST on February 5, 2019 and archived for replay in the “Investors” section of SXCP’s website at http://www.suncoke.com. In addition to SXCP’s fourth quarter and full-year 2018 earnings, SXCP representatives also discussed the proposed merger of SXCP and a wholly owned subsidiary of SunCoke Energy, Inc. (“SXC”). References to slides in the following remarks relate to the slide presentation filed as Exhibit 99.2 to SXCP’s Current Report on Form 8-K, filed pursuant to Rule 14a-12 by SXCP on February 5, 2019, and incorporated herein by reference in its entirety.

Transcript of Remarks from

SunCoke Energy Partners, L.P. Financial Analyst Conference Call

CALL PARTICIPANTS

Executives:

Andy Kellogg

Treasurer & Director of Investor Relations

Fay West

Senior VP & CFO

Michael G. Rippey

President, CEO & Director

Operator

Good morning. My name is Kelly, and I will be your conference operator today. At this time, I’d like to welcome everyone to the SunCoke Energy Partners Fourth Quarter Conference Call. [Operator Instructions].

I would now like to turn the call over to Andy Kellogg, Treasurer and Director of Investor Relations. Please go ahead.

Andy Kellogg

Treasurer & Director of Investor Relations

Good morning, and thank you for joining us this morning to discuss SunCoke Energy Partners’ fourth quarter and full-year 2018 earnings, 2019 guidance and the announcement of SunCoke Energy and SunCoke Energy Partners’ simplification transaction. With me are Mike Rippey, President and Chief Executive Officer; and Fay West, Senior Vice President and Chief Financial Officer. Following management’s prepared remarks, we’ll open the call for Q&A. This conference call is being webcast live on the Investor Relations section of our website and a replay will be available later today. If we don’t get to your questions on the call today, please feel free to reach out to our Investor Relations team.

Before I turn things over to Mike, let me remind you that the various remarks we make on today’s call regarding future expectations constitute forward-looking statements. Cautionary language regarding forward-looking statements in our SEC filings apply to the remarks we make today. These documents are available on our website as are the reconciliations to any non-GAAP financial measures discussed on today’s call.

With that, I’ll now turn things over to Mike.

Michael G. Rippey

Chairman, CEO & President of SunCoke Energy Partners GP LLC

Thanks, Andy. Good morning, and thanks to all of you for joining us on the call this morning.

Before we review our financial and operating results for the quarter and full-year 2018, I would like to discuss our announcement of a very important and transformational merger that will create value for all SunCoke stakeholders going forward. SunCoke Energy Partners and SunCoke Energy have signed a merger agreement, whereby SXC will acquire all of SXCP’s common units that are not currently owned by SXC. The transaction was approved by the SXCP Conflicts Committee and the boards of both SXC and SXCP. We are pleased to announce this transaction today and believe that a simplified structure benefits all stakeholders. The MLP market as a whole has remained challenged for a number of years, a problem even more pronounced for SXCP. Despite continued stable operational performance and material improvement in the broader market conditions, SXCP’s yield and effective cost of equity has remained elevated and no longer provides an advantaged cost of capital. Through the simplified and consolidated ownership structure, we will be able to unlock the full potential of the enterprise, which provides numerous benefits to SXC and SXCP investors. Importantly, the merger streamlines our corporate structure, creates a larger stand-alone operating company with increased float and trading liquidity, generates immediate accretion to both SXCP unitholders and SXC shareholders, lowers our cost of funding and better positions us to execute on our strategic growth initiatives. This transaction optimizes SunCoke’s significant free cash flow to strengthen the balance sheet, pursue growth opportunities and return capital to shareholders.

Moving to Slide 5. As part of the terms of the agreement, SXCP’s unaffiliated common unitholders will receive 1.4 SXC shares for each SXCP common unit, which represents a 9.3% premium to SXCP’s February 4, 2019 closing price and a 12.7% premium to SXCP, utilizing SXCP’s and SXC’s 30-day volume weighted average price. Following the completion of this all-equity transaction, SXCP will no longer be publicly traded and its incentive distribution rights will be terminated. As provided in the merger agreement, we expect to continue to pay a $0.40 per unit quarterly distribution rate until the transaction closes. The transaction will not trigger any change in control provisions, and we expect SXCP’s current debt structure to remain unchanged at the time of closing.

Additionally, following the close of the transaction, SXC intends to return capital to shareholders by initiating a $0.06 per share regular quarterly dividend, or $0.24 per share on an annual basis. We expect to initiate the quarterly dividend in the first full quarter following the successful close of the simplification transaction.

From a timing perspective, we expect the transaction will close late Q2 or early Q3 2019, subject to customary closing conditions as well as the approval of both SXC shareholders and SXCP unitholders, although SXC’s majority ownership of SXCP is sufficient to approve this transaction on behalf of the SXCP unitholders.

Today, we also announced SXCP’s fourth quarter and full-year results. And before I turn it over to Fay, who will review the results in detail, I want to make a few comments. Let’s start with our full-year highlights on Slide 7. During the year, we generated $209.4 million of adjusted EBITDA attributable to SXCP, which reflects solid performance from our Middletown and Haverhill coke facilities and strong throughput volumes at Convent Marine Terminal. CMT handled record throughput tons with over 12 million tons in 2018, significant increase as compared to the prior year period. We saw strong demand from our coal export customers as they leverage CMT’s unique capabilities to capture attractive netback economics.

Additionally, we continue to make progress towards diversifying, enrolling our customer base and product mix in our Logistics business, increased pet coke and aggregates volumes during the year. Coke and Logistics businesses generated solid cash flow during the year. We maintained a $0.40 per unit quarterly distribution throughout the year and generated cash coverage of 1.47x. This excess cash flow allowed us to focus on strengthening the balance sheet. We achieved our target to pay down $25 million of SXCP’s revolving credit facility. Additionally, we made progress on our Granite City gas sharing project and are on track to complete the project by the middle of 2019.

Finally, as you know, the focus has been, and always will be, on driving operational excellence and maximizing long-term performance at our facilities. As we detailed last quarter, in 2018, we experienced an extended outage and a machinery fire at Granite City. This impacted our year-over-year results. Part of the extended outage, we completed various upgrades to our HRSG and FGD assets. These necessary upgrades at Granite City were executed in the second half of the year. We are positioning Granite City for long-term success. And as we will discuss in our 2019 guidance, we’ll perform similar upgrades at our Middletown and Haverhill facilities over the next few years.

With that, I’ll turn things over to Fay to review our fourth quarter and full-year financials. Fay?

Fay West

Senior VP, CFO & Director of SunCoke Energy Partners GP LLC

Thanks, Mike, and good morning, everyone.

Turning to Slide 8, you can see that fourth quarter net income attributable to SXCP was $11.2 million. Comparability between periods was impacted by tax reform legislation that was enacted in 2017, which had a $67 million benefit in that period. On a full-year basis, we reported net income attributable to SXCP of $57.5 million. Full-year net income was up materially as compared to 2017 due to lapping of both the impacts of tax reform as well as the qualifying income regulations that were finalized by the IRS in 2017.

Adjusted EBITDA attributable to SXCP for the fourth quarter was $52.2 million. In 2018, CMT achieved record volumes and our coal export customers shipped over their 10 million ton contractual obligation. This resulted in the recognition of higher revenues throughout the year and therefore, we did not recognize any deferred revenue on take-or-pay volume shortfalls in the fourth quarter of 2018 versus the $16.4 million recognized in the fourth quarter of 2017. While this impacts quarterly comparisons, there is no impact on a full-year basis. On a full year basis, we delivered adjusted EBITDA attributable to SXCP of $209.4 million, which is down approximately $12 million or 5% as compared with 2017.

Turning to Slide 9. Our distributable cash flow for the fourth quarter came in at approximately $30 million, resulting in full year DCF of approximately $111 million or a full year cash coverage ratio of 1.47x. Both of these results were within our revised guidance range. Full-year 2018 distributable cash flow was down approximately $17 million when comparing versus the prior year, primarily due to lower domestic coke results, increased CapEx and higher cash interest expense.

Turning now to our Q4 adjusted EBITDA performance on Slide 10. Fourth quarter 2018 adjusted EBITDA was $52.9 million compared to $71.6 million in Q4 of 2017. As we anticipated, our domestic coke business was down slightly in the quarter versus the fourth quarter of 2017. The extended outage at Granite City, which we discussed on our third quarter call, impacted results by approximately $4 million. This was partially offset by lower operating and maintenance costs, which we achieved at Haverhill and Middletown.

Turning to our Logistics segment and excluding the timing impact of revenue recognition, you can see that we were in line with fourth quarter of 2017. CMT realized its third consecutive quarter of more than 3 million tons of throughput volume as we continued to see strong demand from our customers to move a variety of bulk products through the terminal. In total, core operating adjusted EBITDA for the quarter was down approximately $2 million.

Finally, we had $16.4 million of lower deferred revenue recognized in Q4 2018 compared with Q4 of 2017. Once again, since our coal export customers shipped above their contractual obligations in 2018, we incurred no take-or-pay volume shortfalls throughout the year and instead recognized higher GAAP revenue on actual volumes during the year.

Turning now to our full-year adjusted EBITDA performance on Slide 11. Full-year 2018 adjusted EBITDA was $212.5 million, down approximately $12 million compared to the prior year period. Our domestic coke business was down $12.8 million in 2018 versus 2017. There are a few drivers for the lower adjusted EBITDA when comparing periods. The most significant driver which lowered adjusted EBITDA by over $8 million was the impact of outage work across our fleet, most notably, the previously communicated extended Granite City outage that occurred in the third and fourth quarters. Additionally, the third quarter fire in Granite City’s pusher/charger machine impacted production and increased repair costs affecting the year by approximately $3 million. Partially offsetting this year’s events at Granite City were the solid results from our Middletown and Haverhill coke facilities. We continued to be pleased with the performance of these coke facilities, which realized increased production and higher coal-to-coke yields.

Moving on to our Logistics business. Adjusted EBITDA was up approximately $2 million due to record CMT throughput volume. The favorable volume benefit at CMT was partially offset by approximately $4 million of high water cost and increased operating and maintenance cost incurred in the year. Our total Logistics business increased throughput by 5 million tons, including an increase of 4 million tons at CMT. In 2018, CMT handled over 11 million tons for its coal export customers who benefited from very attractive netback economics. Additionally, we continue to make progress to further diversify our customer and product mix as we moved approximately 1 million merchant tons of bulk products through CMT. Consolidated Logistics generated $71.6 million of adjusted EBITDA, which is within our full-year guidance range.

Turning to our capital deployment on Slide 12. During the year, we generated strong operating cash flow of approximately $163 million. The year benefited from solid cash flow generation at our Coke and Logistics segments and favorable working capital. CapEx of approximately $58 million during the year was in line with our guidance and included $27 million related to Granite City gas sharing project and $32 million of ongoing CapEx. During the year, SXCP received a $20 million capital contribution from SXC for the reimbursement of costs related to the gas sharing project.

As Mike previously mentioned, we reduced debt outstanding by nearly $28 million during the year. We achieved our 2018 objective to pay down our revolving credit facility by $25 million. We remain focused on strengthening the balance sheet and expect to continue to reduce debt in 2019. In total, we ended 2018 with a cash balance of approximately $13 million and strong liquidity of over $190 million.

At this time, I would like to turn the call back over to Mike to share our views on the steel and coal market for 2019. Mike?

Michael G. Rippey

Chairman, CEO & President of SunCoke Energy Partners GP LLC

Thanks, Fay. Before we get into our 2019 guidance, I wanted to provide a few thoughts on the overall market and where we see things as we enter the new year. Steel, for the balance of 2018, we saw material improvements in the domestic market. Overall benchmark price increased from approximately $650 per short ton at the beginning of the year with average price of approximately $830 per short ton in 2018. Utilization averaged approximately 78% in 2018, up from 71% at the beginning of the year. Import market share has decreased to approximately 23% in 2018, 27% in 2017. As we stand today, we see stable demand with utilization rates around 80%, while, generally, we anticipate slow growth across the sector, we expect to continue to see solid steel demand from industrial, construction, consumer and energy sectors, with autos slightly lower.

Looking at the current state of the coke market, we believe the market is generally in balance and any meaningful uptick in demand or reduction in supply may result in a coke short market. We continue to see strong demand from our customers for our high-quality low-cost product.

Thermal coal export side. Export volumes were robust in 2018, on the back of strong API 2 and Newcastle prices, with strong demand from Europe, Asia and the Mediterranean regions. While we expect the U.S. to continue to be a significant participant in this important coal trade, we do anticipate volumes to be slightly lower in 2019 versus 2018. Illinois basin customers are expected to continue to benefit from attractive netback economics as they have a material advantage due to their low cost structure.

In summary, we believe we are in a stable macro environment for both our Coke and Logistics businesses. While the macro environment does not have a material impact on our 2019 outlook, due to the nature of our long-term take-or-pay contracts, the continued improvement to our customers’ health will be a long-term benefit to us. In 2019, we expect a significant improvement to our Granite facility operations as well as strong performance from the rest of our facilities.

I will turn it back over to Fay to review our 2019 adjusted EBITDA guidance.

Fay West

Senior VP, CFO & Director of SunCoke Energy Partners GP LLC

Thanks, Mike. On Slide 15, you can see that we expect adjusted EBITDA to improve in 2019, and we are guiding to an adjusted EBITDA attributable to SXCP range of $215 million to $225 million. Domestic coke operations will fuel the majority of the year-over-year increase, which will contribute an incremental $5 million to $11 million of adjusted EBITDA in 2019; most of this increase is due to improved operational performance at our Granite City facility.

Turning to our Logistics business. We expect modest growth in adjusted EBITDA in 2019, primarily due to a higher annual per ton rate on our base take-or-pay volume. And finally, we expect our corporate and other segment will be up slightly in 2019 due to lower cost allocations from SunCoke.

Moving on to Slide 16. In 2019, we expect our domestic coke adjusted EBITDA will be between $163 million and $169 million. We expect operational improvements at Granite City to generate an increase in production and higher energy revenues as well as lower operating and maintenance costs. Our 2019 guidance includes a plan to perform extensive work on our heat recovery steam generators and flue gas desulfurization systems at both Haverhill and Middletown. We will apply the lessons learned from the work performed at Granite City in 2018, and we’ll deploy that knowledge and implement the best practices as part of a multiyear program to improve the long-term reliability and operational performance of our HRSG and FGD assets across the fleet.

Additionally, we plan to finish the onetime replacement of the outer shell of our existing spray dry absorber equipment, or SDA, at Middletown and Haverhill in 2019. Overall, the impact of outages to adjusted EBITDA is expected to be slightly favorable in 2019, but it will impact our CapEx outlook for the year, which I will highlight in just a bit.

Our 2019 projections also include higher yield gains across our domestic coke fleet from higher met coal prices. As a reminder, while we do pass through the cost of coal to our customers, we generate incremental adjusted EBITDA from higher coal prices due to improved yield gain calculations. Lastly, we expect production to be approximately 2,350,000 tons, which is approximately 18,000 tons higher than 2018 results.

Turning now to our logistics outlook on the next slide. 2019 logistics adjusted EBITDA is expected to be between $72 million and $74 million with expected tonnage in line with 2018. At CMT, we are coming off of a very strong year with record volumes in 2018. In 2019, we think demand will remain stable and expect to handle 10.5 million tons for our thermal coal export customers. While we are projecting 10.5 million tons of throughput for our coal export customers, continued attractive coal export economics could provide some potential upside in 2019 beyond our stated guidance. Despite slightly lower projected volumes in 2019, we expect that CMT will generate incremental adjusted EBITDA due to higher annual transloading rates on our base take-or-pay contracts.

At KRT, we expect 2019 volumes to be in line with 2018 results as end-market demand for both met and thermal coal businesses remain stable. At Lake Terminal, we anticipate higher volumes due to an increase in production from SXC’s Indiana Harbor facility. We continue to actively pursue opportunities to generate incremental adjusted EBITDA across our logistics fleet. At CMT, we remain focused on exploring opportunities to further diversify our customer and product mix.

On Slide 18, we have highlighted our 2019 capital plan. We expect to spend between approximately $55 million and $60 million in 2019. Our maintenance CapEx plan includes certain upgrades in order to improve the long-term reliability and operational performance of our assets. We plan to perform upgrades to our HRSG and FGD assets at Haverhill and Middletown, while finishing the onetime replacement work on the SDAs in 2019. We will complete these upgrades during normally scheduled outages throughout the year. We also expect to complete the final phase of the Granite City gas sharing project by June of 2019, and we estimate the total cost will be approximately $6 million.

Turning to Slide 19. In 2019, we expect distributable cash flow to be between $93 million and $108 million with a cash coverage ratio between 1.23x and 1.43x. The cash coverage ratio assumes distributions remain flat throughout 2019 at $0.40 per quarter and does not contemplate the timing around the simplification transaction that we announced today. Similar to 2018, we are committed to continuing to strengthen the balance sheet and plan to allocate excess cash flow after distributions for reducing debt in 2019.

With that, I’ll hand it back over to Mike.

Michael G. Rippey

Chairman, CEO & President of Suncoke Energy Partners GP LLC

Thank you, Fay. Wrapping up on Slide 20. As always, we remain focused on executing against our capital plan and strong operational performance across both our Coke and Logistics businesses as well as successfully completing the final phase of the Granite City gas sharing project. Additionally, we remain committed to reducing debt and strengthening the balance sheet to maximize long-term value for all stakeholders. From an operational perspective, we will continue to leverage CMT’s unique capabilities to further secure new business. Finally, we’re focused on executing our commitments to stakeholders by achieving our full-year financial targets, which we laid out today.

With that, let’s go ahead and open up the call for Q&A.

QUESTION AND ANSWER SESSION

Operator

We do not have any questions on the call. I will turn it back over to Mike Rippey for closing comments.

Michael G. Rippey

Chairman, CEO & President of Suncoke Energy Partners GP LLC

Okay. Well, thank you, all, again, for joining us on the call this morning and your continued interest in SXCP. We look forward to a good year in 2019, as Fay has guided. And to the extent you do have some questions later on, as always, we’re available to answer those. So with that, have a great day, and we’ll be in touch. Thanks.

Operator

This concludes today’s conference call. You may now disconnect.

IMPORTANT NOTICE TO INVESTORS

This communication includes important information about an agreement for the acquisition by SXC of all publicly held common units of SXCP. SXC expects to file a registration statement on Form S-4 with the Securities and Exchange Commission (“SEC”) containing a prospectus/consent statement/proxy statement of SXC and SXCP. SXC and SXCP security holders are urged to read the prospectus/consent statement/proxy statement and other documents filed with the SEC regarding the proposed transaction carefully and in their entirety when they become available because they will contain important information. Investors will be able to obtain a free copy of the prospectus/consent statement/proxy statement, as well as other filings containing information about the proposed transaction, without charge, at the SEC’s internet site (http://www.sec.gov). Copies of the prospectus/consent statement/proxy statement and the filings with the SEC that will be incorporated by reference in the prospectus/consent statement/proxy statement can also be obtained, without charge, by directing a request either to SXC, 1011 Warrenville Road, 6th Floor, Lisle, IL 60532 USA, Attention: Investor Relations or to SXCP, 1011 Warrenville Road, 6th Floor, Lisle, IL 60532 USA, Attention: Investor Relations.

The respective directors and executive officers of SXC and SXCP may be deemed to be “participants” (as defined in Schedule 14A under the Securities Exchange Act of 1934 as amended) in respect of the proposed transaction. Information about SXC’s directors and executive officers is available in SXC’s annual report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 15, 2018. Information about SXCP’s directors and executive officers is available in SXCP’s annual report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on February 15, 2018. Other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the prospectus/consent statement/proxy statement and other relevant materials to be filed with the SEC when they become available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

FORWARD-LOOKING STATEMENTS

The reports, filings, and other public announcements of SXC and SXCP may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based upon information currently available, and express management’s opinions, expectations, beliefs, plans, objectives, assumptions or projections with respect to anticipated future performance of SXC or SXCP. These statements are not guarantees of future performance and undue reliance should not be placed on them. Although management believes that its plans, intentions and expectations reflected in, or suggested by such forward-looking statements are reasonable, no assurance can be given that these plans, intentions or expectations will be achieved when anticipated or at all.

Forward-looking statements include all statements that are not historical facts, and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions, and include, but are not limited to, statements regarding: the expected benefits of the proposed transaction to SXC and SXCP and their shareholders and unitholders, respectively; the anticipated completion of the proposed transaction and the timing thereof; the expected levels of cash distributions by SXCP to its unitholders and dividends by SXC to its shareholders; expected synergies and shareholder value to result from the combined company; future credit ratings; the financial condition of the combined company; and plans and objectives of management for future operations and growth.

Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SXC) that could cause actual results to differ materially. Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory and/or market factors affecting SXC, as well as uncertainties related to: pending or future litigation, legislation or regulatory actions; liability for remedial actions or assessments under existing or future environmental businesses.

SXC and SXCP have included in their respective filings with the Securities and Exchange Commission (the “SEC”), cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any of their respective forward-looking statements. Investors are urged to closely consider the disclosures and risk factors in SXC’s and SXCP’s annual reports on Form 10-K, and each of SXC’s and SXCP’s respective quarterly reports on Form 10-Q, and current reports on Form 8-K, copies of which are available free of charge on SXC’s website at www.suncoke.com. All forward-looking statements included in this transcript are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this transcript also could have material adverse effects on forward-looking statements.